Exhibit 10.1

Notice of Grant of Stock Options and Option Agreement—Performance-Based	Marvell Technology Group Ltd. ID: 77-0481679 Canon’s Court 22 Victoria Street Hamilton HM 12, Bermuda

[Name] [Address]	Option Number: Plan: ID:

Effective [Date], you have been granted a Non-Qualified Stock Option (the “Option”) to buy xxx,xxx shares of Common Stock of Marvell Technology Group Ltd. (the “Company”) at $ [EXERCISE PRICE] per share.

The total aggregate exercise price of the Option granted is $                    .

This Option shall become vested and exercisable according to the performance criteria described below, assuming no termination of your Continuous Service prior to each vesting date. For purposes of determining vesting, the following terms shall be used:

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Modified GAAP Operating Margin with respect to a company shall mean its operating margin determined by adjusting operating margin calculated under generally accepted accounting principles (“GAAP Operating Margin”) to exclude the impact of (i) non-cash stock-based compensation charges recognized under Statement of Financial Accounting Standard No. 123(R), and (ii) non-cash acquisition-related charges, including intangible amortization and in-process research and development charges.

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Performance Peer Group shall mean Altera Corporation, Analog Devices, Inc., Broadcom Corporation, LSI Corporation, Micron Technology, Inc., National Semiconductor Corporation, Nvidia Corporation, Sandisk Corporation, UTStarcom, Inc. and Xilinx, Inc. The list of companies in the Performance Peer Group shall not change unless they are acquired, go private or declare bankruptcy in which case they will be dropped from the group. If a company in the Performance Peer Group is not current or timely in its financial reporting at the time calculations are made, that company will be disregarded for purposes of determining performance. If in any quarter, the number of companies remaining in the Performance Peer Group drops below eight, the Performance Peer Group will be expanded to include the US-based publicly traded companies in the Philadelphia Stock Exchange’s Semiconductor Index, or SOX, at that point in time.

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Full Year Modified GAAP Operating Margin for the Company will be calculated as the Modified GAAP Operating Margin for the Company’s fiscal year in each of FY10 for Tranche 1, FY11 for Tranche 2, FY12 for Tranche 3, FY13 for Tranche 4 and FY14 for Tranche 5. With respect to the Performance Peer Group, Full Year Modified GAAP Operating Margin will be calculated as the cumulative Modified GAAP Operating Margin for the four most recently completed fiscal quarters ending on or before the close of the Company’s fiscal year from each company in the Performance Peer Group. The Modified GAAP Operating Margin calculation will be done on an annual basis for each Tranche as set forth below:

Tranche 1:	The Full Year Modified GAAP Operating Margin shall be the four most recently completed fiscal quarters ending on or before the end of the Company’s FY10.

Tranche 2:	The Full Year Modified GAAP Operating Margin shall be the four most recently completed fiscal quarters ending on or before the end of the Company’s FY11.

Tranche 3:	The Full Year Modified GAAP Operating Margin shall be the four most recently completed fiscal quarters ending on or before the end of the Company’s FY12.

Tranche 4:	The Full Year Modified GAAP Operating Margin shall be the four most recently completed fiscal quarters ending on or before the end of the Company’s FY13.

Tranche 5:	The Full Year Modified GAAP Operating Margin shall be the four most recently completed fiscal quarters ending on or before the end of the Company’s FY14.

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Target Modified GAAP Operating Margin is equal to the 60th percentile or greater of the Full Year Modified GAAP Operating Margin for the Performance Peer Group in the Tranche for which it is calculated (the “Target”). For example, if in FY10 the calculation of Full Year Modified GAAP Operating Margin is calculated for 10 companies in the Performance Peer Group then the Company would need to equal or exceed six of the companies in the Performance Peer Group.

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10-K Due Date shall mean, with respect to a performance period, the prescribed due date on which the Company’s Report on Form 10-K is required to be filed with the SEC for the fiscal year of such performance period.

•	For purposes of this agreement, GAAP shall mean generally accepted accounting principles in the United States.

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For purposes of this agreement, FY10 shall mean the fiscal year ending January 30, 2010, FY11 shall mean the fiscal year ending January 29, 2011, FY12 shall mean the fiscal year ending January 28, 2012, FY13 shall mean the fiscal year ending February 2, 2013 and FY14 shall mean the fiscal year ending February 1, 2014.

Twenty-five percent (25%) of the Shares subject to the Option (“Tranche 1”) first will be eligible to vest on the FY10 10-K Due Date. If the Company’s Full Year Modified GAAP Operating Margin equals or exceeds the Target for FY10, you will vest in Tranche 1. If you do not vest in Tranche 1 on such date, the number of Shares subject to Tranche 1 will be added to Tranche 2.

Twenty-five percent (25%) of the Shares subject to the Option, plus any shares from earlier tranches that did not vest (“Tranche 2”) will be eligible to vest on the FY11 10-K Due Date. If the Company’s Full Year Modified GAAP Operating Margin equals or exceeds the Target for FY11, you will vest in Tranche 2. If you do not vest in Tranche 2 on such date, the number of Shares subject to Tranche 2 will be added to Tranche 3.

Twenty-five percent (25%) of the Shares subject to the Option, plus any shares from earlier tranches that did not vest (“Tranche 3”) will be eligible to vest on theFY12 10-K Due Date. If the Company’s Full Year Modified GAAP Operating Margin equals or exceeds the Target for FY12, you will vest in Tranche 3. If you do not vest in Tranche 3 on such date, the number of Shares subject to Tranche 3 will be added to Tranche 4.

Twenty-five percent (25%) of the Shares subject to the Option, plus any shares from earlier tranches that did not vest (“Tranche 4”) will be eligible to vest on the FY13 10-K Due Date. If the Company’s Full Year Modified GAAP Operating Margin equals or exceeds the Target for FY13, you will vest in Tranche 4. If you do not vest in Tranche 4 on such date, the number of Shares subject to Tranche 4 will be added to Tranche 5.

The remaining number of shares from earlier tranches that did not vest (“Tranche 5”) will be eligible to vest on the FY14 10-K Due Date. If the Company’s Full Year Modified GAAP Operating Margin equals or exceeds the Target for FY14, you will vest in Tranche 5. If you do not vest in Tranche 5 on such date, this Option shall terminate and be of no further force or effect.

All interpretations and determinations with respect any required calculations or determinations hereunder (including without limitation, the determination of Full Year Modified GAAP Operating Margin and Target shall be made by the Executive Compensation Committee of the Board, whose decisions shall be final and binding on all persons.

The Option shall expire on December 15, 2018, subject to earlier termination as set forth in the attached Option Agreement and this Notice of Grant.

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Amended and Restated 1995 Stock Option Plan, as amended, the Option Agreement and Appendix thereto, all of which are attached and made a part of this document.

Marvell Technology Group Ltd.	Date

[Name]	Date